Exhibit 3.3

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES

OF SERIES B PARTICIPATING PREFERRED STOCK OF

ZYMEWORKS INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Zymeworks Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, certifies:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation, on October 12, 2022, the Board adopted the following resolution creating a series of preferred stock, par value $0.00001 per share (“Preferred Stock”), of the Corporation designated as Series B Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”), the Board provides for the issuance of a series of Preferred Stock of the Corporation and fixes by resolution the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock as follows:

Section 1.     Designation and Amount. The shares of such series will be designated as “Series B Participating Preferred Stock.” The Series B Participating Preferred Stock will have a par value of $0.00001 per share, and the number of shares constituting such series will be 1,000,000. Such number of shares may be increased or decreased by resolution of the Corporation’s Board of Directors (the “Board”), except that no decrease will reduce the number of shares of Series B Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into Series B Participating Preferred Stock.

Section 2.     Dividends and Distributions.

(a)     Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (or other similar stock) ranking prior and superior to the shares of Series B Participating Preferred Stock with respect to dividends (it being understood that the Corporation’s Special Voting Stock will rank prior and superior to the Series B Participating Preferred Stock), the holders of shares of Series B Participating Preferred Stock, in preference to the holders of shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Corporation, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March,

June, September and December in each year (each such date being referred to as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to any provision for adjustment in this Certificate of Designation, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Participating Preferred Stock. If the Corporation at any time after October 12, 2022 (the “Rights Dividend Declaration Date”) (A) declares and pays any dividend on the Common Stock payable in the form of shares of Common Stock, (B) subdivides the outstanding Common Stock or (C) combines or consolidates the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which will be the total number of shares of Common Stock outstanding immediately after the occurrence of such event and the denominator of which will be the total number of shares of Common Stock that were outstanding immediately prior to the occurrence of such event.

(b)     The Corporation will declare a dividend or distribution on the Series B Participating Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), except that if no dividend or distribution has been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, then a dividend of $1.00 per share on the Series B Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date (it being understood that the actual payment of such dividend may be deferred if prohibited under any of the Corporation’s debt instruments).

(c)     Dividends will begin to accrue and be cumulative on outstanding shares of Series B Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series B Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series B Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 60 days prior to the date fixed for the payment thereof.

Section 3.     Voting Rights. The holders of shares of Series B Participating Preferred Stock will have the following voting rights:

(a)     Subject to the provision for adjustment hereinafter set forth, each share of Series B Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. If the Corporation at any time after the Rights Dividend Declaration Date (i) declares any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines or consolidates the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Participating Preferred Stock were entitled immediately prior to such event will be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)     Except as otherwise provided in this Certificate of Designation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the Charter or the Amended and Restated Bylaws of the Corporation (the “Bylaws”), or by law, the holders of shares of Series B Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)     Except as set forth in this Certificate of Designation or as required by law, the holders of Series B Participating Preferred Stock will have no special voting rights and their consent will not be required (except to the extent that holders of Series B Participating Preferred Stock are entitled to vote with holders of shares of Common Stock as set forth in this Certificate of Designation) for taking any corporate action.

Section 4.     Certain Restrictions.

(a)     The Corporation will not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series B Participating Preferred Stock unless concurrently therewith it will declare a dividend on the Series B Participating Preferred Stock as required by Section 2.

(b)     Whenever quarterly dividends or other dividends or distributions payable on the Series B Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Participating Preferred Stock outstanding will have been paid in full, the Corporation will not:

(i)     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B

Participating Preferred Stock, other than (A) redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or the grant, vesting or lapse of restrictions on the grant of any performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (1) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (2) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; or (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation, or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii)     declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Participating Preferred Stock, except dividends paid ratably on the Series B Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)     redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Participating Preferred Stock, it being understood that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Participating Preferred Stock; or

(iv)     redeem or purchase or otherwise acquire for consideration any shares of Series B Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, will determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)     The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, pursuant to Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.     Reacquired Shares of Preferred Stock. Any shares of Series B Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in this Certificate of Designation, in the Charter or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.     Liquidation, Dissolution or Winding Up.

(a)     Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Participating Preferred Stock will have received an amount per share (the “Series B Liquidation Preference”) equal to the greater of (i) $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) the Adjustment Number multiplied by the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation. The “Adjustment Number” will initially be 1,000. If the Corporation at any time after the Rights Dividend Declaration Date (A) declares and pays any dividend on the Common Stock payable in the form of shares of Common Stock, (B) subdivides the outstanding Common Stock or (C) combines or consolidates the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event will be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)     If there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of Preferred Stock, if any, that rank on a parity with the Series B Participating Preferred Stock, then the assets available for distribution will be distributed ratably to the holders of the Series B Participating Preferred Stock and such parity shares in proportion to their respective liquidation preferences.

(c)     None of the merger, amalgamation, arrangement or consolidation of the Corporation into or with another entity or the merger, amalgamation, arrangement or consolidation of any other entity into or with the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.     Consolidation, Merger, etc. If the Corporation enters into any consolidation, merger, amalgamation, arrangement, combination, conversion, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, securities, cash or any other property (payable in kind), then in any such case the shares of Series B Participating Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8.     No Redemption. The shares of Series B Participating Preferred Stock will not be redeemable.

Section 9.     Ranking. The Series B Participating Preferred Stock will rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series will provide otherwise, and will rank senior to the Common Stock as to such matters.

Section 10.     Amendment. At any time when any shares of Series B Participating Preferred Stock are outstanding, neither the Charter nor this Certificate of Designation will be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series B Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Participating Preferred Stock, voting separately as a class.

Section 11.     Fractional Shares of Preferred Stock. Series B Participating Preferred Stock may be issued in fractions of a share that will entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Participating Preferred Stock.

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This Certificate of Designations shall be effective as of 2:30 p.m., Eastern Time, on October 12, 2022.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 12th day of October, 2022.

ZYMEWORKS INC.

By:	/s/ Kenneth Galbraith
	Name:	Kenneth Galbraith
	Title:	Chair and Chief Executive Officer